Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-75686, 333-72248, 333-51912, 333-35223, 33-60459, 33-67128, 33-17552, 33-41660, 33-50998, 333-84959, 333-111949, and 333-148518 on Form S-8 and No. 333-112254 on Form S-3 of our reports dated March 2, 2009 relating to the consolidated financial statements and financial statement schedule of The Timberland Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No.109, effective January 1, 2007), and the effectiveness of The Timberland Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Timberland Company for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 2, 2009